Exhibit 12
                                                                     ----------

                MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In millions, except ratio amounts)
                                  (unaudited)

                           Six Months Ended
                                June 30,            Year Ended December 31,
                            --------------    ----------------------------------
                             1995   1994      1994    1993   1992    1991   1990
                             ----   ----      ----    ----   ----    ----   ----
  Earnings:
    Income before
    income taxes and
    extraordinary item(a)   $819    $682    $1,280  $1,045 $  963  $  848   $440

  Add:
    Fixed charges            168     153       315     315    346     334    321

  Less:
    Capitalized interest      43      38        78      61     52      58     49
                            ----    ----    ------  ------ ------  ------   ----
    Total earnings          $944    $797    $1,517  $1,299 $1,257  $1,124   $712
                            ====    ====    ======  ====== ======  ======   ====

  Fixed Charges:
    Fixed charges on
    indebtedness,
    including amortization
    of debt discount and
    premium                 $118    $110    $  231  $  239 $  270  $  270   $262

  Interest portion of
    operating lease
    rentals(b)                50      43        84      76     76      64     59
                            ----    ----    ------  ------ ------  ------   ----
     Total fixed charges    $168    $153    $  315  $  315 $  346  $  334   $321
                            ====    ====    ======  ====== ======  ======   ====
  Ratio of earnings to
    fixed charges           5.62    5.21      4.82    4.12   3.63    3.37   2.22
                            ====    ====    ======  ====== ======  ======   ====

  (a) Includes equity in income (losses) of affiliated companies.

  (b) The interest portion of operating lease rentals is calculated as one third of rent expense which represents a reasonable approximation of the interest factor.